UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2008

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01—Entry into a Material Definitive Agreement.

On January 18, 2008, ACCO Brands Corporation (the “Company”) entered into Amendment No. 4 to Credit Agreement dated as of January 18, 2008 (the “Amendment”) among the Company, certain of its subsidiaries, the lenders listed on the signature pages thereto, and Citicorp North America, Inc., as administrative agent. The Amendment relates to and amends the Company’s Credit Agreement, dated as of August 17, 2005 (the “Credit Agreement”) among the Company, certain of its subsidiaries, the lenders party thereto, the administrative agent and the other parties named therein.

The Amendment was entered into for the following principal purposes:

•	change the definition of EBITDA contained in the Credit Agreement to allow the Company to exclude an additional $85 million of restructuring expenses through the year 2010;

•	provide consent for a sale of the Company’s Commercial Laminating Solutions Group (“CLSG”) business should the Company elect to enter into such a transaction;

•	allow the Company to use excess proceeds from any sale of the CLSG business for purposes other then debt repayment;

•
to consolidate the allowance for business acquisitions permitted under the terms of the Credit Agreement, depending on certain circumstances, to $100 million in a single year from two separate $50 million limitations; and

•	change the definition of Financial Covenant Debt to be more in line with GAAP debt by excluding the valuation of certain Hedging Contracts from its calculation.

The description of the Amendment described in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Amendment which is being filed as Exhibit 10.1 to this report.

Item 9.01—Financial Statements and Exhibits.

(d)           Exhibits

10.1
Amendment No. 4 to Credit Agreement, dated January 18, 2008, entered into by ACCO Brands Corporation, ACCO Nederland Holdings B.V., ACCO Brands Europe Ltd. and Citicorp North America, Inc., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: January 22, 2008	By:	/s/Steven Rubin
Name: Steven Rubin
Title: Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit
10.1

Amendment No. 4 to Credit Agreement, dated January 18, 2008, entered into by ACCO Brands Corporation, ACCO Nederland Holdings B.V., ACCO Brands Europe Ltd. and Citicorp North America, Inc., as administrative agent.